BARRY L. FRIEDMAN, P.C.
                           Certified Public Accountant


1582 TULITA DRIVE                                         OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278


To Whom It May Concern:                                        February 07, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 07, 2000, on the Financial Statements of Card-Smart Corp, as of January 11, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/S/ Barry L. Friedman
----------------------------
Barry L. Friedman
Certified Public Accountant